Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact:	AirTran Airways
June 11, 2008		Tad Hutcheson
Judy Graham-Weaver
Cynthia Tinsley-Douglas
Quinnie Jenkins
678.254.7442

AIRTRAN AIRWAYS PROMOTES ARNE G. HAAK TO CHIEF FINANCIAL OFFICER

ORLANDO, Fla. (June 11, 2008) – AirTran Holdings, Inc., (NYSE: AAI), the parent company of AirTran Airways, Inc., announced today that its Board of Directors has appointed Arne G. Haak, current vice president of finance and treasurer, to the position of senior vice president of finance, treasurer and chief financial officer.

In his new role as CFO, Haak will also continue to oversee financial planning and analysis, treasury, purchasing, and investor relations. Prior to his career at AirTran Airways, Haak worked for US Airways. Since joining AirTran Airways in 1999, he has worked in a variety of roles from financial planning and analysis to investor relations. He became vice president of finance and treasurer in January 2006.

Haak received a Bachelor of Science degree in economics from Pennsylvania State University, and he also earned a Masters of Business Administration from the University of Maryland. Haak is a member of the Association for Financial Professionals (AFP), and he has earned the designation of Certified Treasury Professional and AFP Honors in 2007. A graduate of Leadership Orlando, Haak is a resident of Winter Springs, Fla., where he lives with his wife, Denise, and three children. Haak is fluent in both English and Swedish.

“Arne possesses an impressive knowledge of the airline business as well as finance, and has made significant contributions over the last nine years which have aided in the success of AirTran Airways,” said Bob Fornaro, AirTran Airways’ chairman, president and CEO. “Arne brings a thorough understanding of our business and has a proven set of leadership skills which is critical in this time of record high fuel costs.”

Haak commented, “I am honored to lead a strong team of financial and accounting professionals at AirTran Airways. The airline has established a solid competitive position based on low costs, high quality, and the youngest all-Boeing fleet in the United States. I look forward to both the challenges and the opportunities that will arise from the impact of record high fuel on our industry.”

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AirTran Airways, a subsidiary of AirTran Holdings, Inc., a Fortune 1,000 company, ranked number one in the 2008 Airline Quality Rating study. The airline offers more than 700 affordable, daily flights to 58 U.S. destinations, employs 8,900 friendly Crew Members and operates America’s youngest all-Boeing fleet. AirTran Airways also provides XM Satellite Radio and Business Class seating on every flight. For more information and free online booking, visit airtran.com.

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